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                                                                   EXHIBIT 3.21a


                          CERTIFICATE OF INCORPORATION
                                       OF
                        GLOBAL IMAGING OPERATIONS, INC.

                                   ARTICLE I

     This Corporation is being organized and will exist under Delaware law.

                                   ARTICLE II

         The name of the Corporation is Global Imaging Operations, Inc.

                                  ARTICLE III

      The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE IV

      The nature of the business of the Corporation and the purposes for which it is organized are:

      To engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

                                   ARTICLE V

      5.1 The total number of shares that the Corporation shall have authority to issue is 1,000 shares, which shares shall be common stock, each with a par value of $.001.

      5.2 Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all rights of stockholders of the Corporation, including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the board of directors out of assets lawfully available therefor, and (ii), in the event of any distribution of
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assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation.

                                   ARTICLE VI

          The name and mailing address of the incorporator are:

                         James L. Smith
                         Suite 4700
                         370 Seventeenth Street
                         P.O.Box 185
                         Denver, Colorado 80201-0185

                                  ARTICLE VII

      The powers of the incorporator shall terminate upon the filing of this certificate of incorporation in the office of the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as directors of the Corporation until their successors are elected and qualified or until their earlier resignations or removals are:

     Name                                     Mailing Address
     ----                                     ---------------

Thomas S. Johnson                             14499 North Dale Mabry, Suite 280
                                              Tampa, Florida 33618

Carl D. Thoma                                 6100 Sears Tower
                                              Chicago, IL 60606

                                  ARTICLE VIII

      8.1 The number of directors of the Corporation shall be from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

      8.2 Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

      8.3 A quorum of the board of directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as may be provided in the bylaws which respect to filling vacancies.


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                                   ARTICLE IX

      The board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal bylaws.

                                   ARTICLE X

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

                                   ARTICLE XI

      The Corporation shall, to the fullest extent permitted by applicable law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provision of this Article XI. The indemnification provided by this Article XI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article XI shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

                                  ARTICLE XII

      The Corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable


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law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

          Executed this 20th day of March 1996.

                              /s/ James L. Smith
                              Incorporator


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